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                                                                      EXHIBIT 5

THEODORE R. TETZLAFF   Tenneco
General Counsel        1275 King Street
                       Greenwich, Connecticut 06831

                                                                           LOGO
                                            [LOGO OF TENNECO INC. APPEARS HERE]

                                                              November 12, 1996

Tenneco Inc.
1275 King Street
Greenwich, Connecticut 06831

     Re: ISSUANCE OF ADDITIONAL JUNIOR PREFERRED STOCK BY TENNECO INC.

Gentlemen:

  I am the General Counsel of Tenneco Inc., a Delaware corporation (the "Corporation"), and have acted as such in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed on the date hereof by the Corporation under Section 462(b) of the Securities Act of 1933, as amended (the "Act"), which incorporates by reference the Corporation's Registration Statement on Form S-3 (File No. 333-14009), for the purpose of registering under the Act up to $55,000,000 of additional Junior Preferred Stock, without par value (the "Additional Junior Preferred Stock"), to be offered in one or more series on a delayed or continuous basis pursuant to Rule 415 under the Act.

  I have examined the Registration Statement and the exhibits thereto and the current Certificate of Incorporation of the Corporation. I have also examined originals or copies, certified or otherwise, identified to my satisfaction, of such other documents, evidence of corporate action and instruments as I have deemed necessary or advisable for the purpose of rendering this opinion. As to questions of fact relevant to this opinion, I have relied upon certificates of written statements from officers and other appropriate representatives of the Corporation and its subsidiaries or public officials. In all such examinations I have assumed the genuineness of signatures, the authority to sign, and the authenticity of all documents submitted to me as originals. I have also assumed the conformity with the originals of all documents submitted to me as copies.

  Based on and subject to the foregoing, I am of the opinion that when (a) the Board of Directors of the Corporation, or a committee of members of the Board of Directors so authorized by the Board of Directors, has authorized the issuance of a series of Additional Junior Preferred Stock and established the type, terms and amount thereof, (b) a Certificate of Designation relating thereto has been duly filed with the Secretary of State of the State of Delaware, and (c) such shares have been duly executed, issued, sold and delivered against payment therefor as contemplated by the underwriting agreement relating thereto, pursuant to and in accordance with the terms described in the Registration Statement, the prospectus included therein and any prospectus supplement relating thereto, such Additional Junior Preferred Stock will be validly issued, fully paid and non-assessable.

  I hereby consent to the use of my name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                          Sincerely yours,

                                          /s/ Theodore R. Tetzlaff

                                          Theodore R. Tetzlaff
                                          General Counsel